Exhibit 99.1

Q&A

1.	Q: Why did the company feel the need to move to Ireland?

A: As we continue to grow the international portion of our business, we believe that moving to a member state of the European Union (EU) and Ireland will provide increased strategic flexibility and operational benefits. Within the EU, Ireland is an ideal choice for Ingersoll Rand due to our existing operations in Ireland, and Ireland’s common law-based legal system. Ireland has strong relationships as a member of the EU, a long history of international investment and a robust network of tax treaties with the United States, other EU member states and many other countries where Ingersoll Rand has major operations. As a result, we believe Ireland offers a more stable long-term legal and regulatory environment for Ingersoll Rand.

2.	Q: How will the reorganization affect your United States presence or operations?

A: There are no changes planned for our U.S. operations or workforce as a result of this announcement.

3.	Q: How will the incorporation in Ireland be implemented?

A: If conditions are satisfied, including approval by Ingersoll Rand shareholders, the incorporation in Ireland will be accomplished by means of a court-approved arrangement that will change the place of incorporation of the Ingersoll Rand parent company from Bermuda to Ireland. Except for the effect of payment of cash in lieu of fractional shares held of record, the number of shares the company’s Class A common shareholders will own in Ingersoll-Rand plc, the new Irish company, will be the same as the number of shares they held in Ingersoll-Rand Company Limited, the Bermuda company, immediately prior to the completion of the transaction, and their relative economic interests in Ingersoll Rand will remain unchanged. As a result of the arrangement, Ingersoll-Rand Company Limited will become a wholly-owned subsidiary of Ingersoll-Rand plc.

We expect to file a proxy statement with the SEC in the near future which will describe the transaction in greater detail.

4.	Q: When do you anticipate the reorganization will become effective?

A: The first step of the reorganization, establishing tax residency, occurred in March 2009. If conditions are satisfied, including approval by Ingersoll Rand shareholders and the Supreme Court of Bermuda, we expect that the incorporation in Ireland will take place in mid-2009.

5.	Q: What will be your corporate presence in Ireland?

A: In addition to Ingersoll-Rand plc being incorporated in Ireland and being governed by Irish law, we will expand our presence in Ireland with additional finance and regulatory professionals. In general, we will hold our Board of Directors meetings in Ireland. Currently, Ingersoll Rand has significant manufacturing sites, sales and customer service operations in Ireland. In total, Ingersoll Rand has approximately 700 employees in the country.

6.	Q: Does this have any impact on your 2009 sales or operating margin guidance?

A: There is no change to our 2009 guidance as a result of the proposed reorganization.

7.	Q: Will this impact your effective tax rate in 2009 – or your expectations for later years?

A: The reorganization is not anticipated to have any material impact on Ingersoll Rand’s effective tax rate.

8.	Q: How will this change affect the trading of Ingersoll Rand shares?

A: Ingersoll Rand expects that the ordinary shares of Ingersoll-Rand plc will be listed on the NYSE under the symbol “IR”, the same symbol under which the Class A common shares of Ingersoll-Rand Company Limited are currently listed. We do not plan to list our equity on the Irish Stock Exchange at the present time.

9.	Q: How will it affect financial reporting?

A: Ingersoll Rand will continue to prepare financial statements in accordance with U.S. GAAP reporting and report in U.S. dollars. Ingersoll Rand will continue to file 10-Ks, 10-Qs and 8-Ks with the U.S. Securities and Exchange Commission as it did before. In addition, in connection with Annual General Meetings of Ingersoll Rand, shareholders will receive consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS) in addition to the information they already receive.

10.	Q: Will there be an Irish withholding tax on dividends on Ingersoll Rand shares?

A: For the majority of shareholders, there will not be any Irish withholding tax on dividends.

Irish withholding tax (if any) arises in respect of dividends paid after Ingersoll Rand’s first quarter dividend. Whether Ingersoll Rand is required to deduct Irish dividend withholding tax from such dividends paid to a shareholder will depend largely on whether that shareholder is resident for tax purposes in a “relevant territory.” A list of the relevant territories is included as Appendix A.

Shares held by U.S. resident shareholders

Dividends paid on Ingersoll Rand shares that are owned by residents of the U.S. generally will not be subject to Irish withholding tax.

For shares held “beneficially” through The Depository Trust Company (i.e., through banks, brokers or other nominees), dividends will not be subject to Irish withholding tax if the address of the relevant shareholder in his or her broker’s records is in the U.S.

For shares held “directly” (i.e., directly registered in the shareholder’s own name on Ingersoll Rand’s Shareholder records), dividends will not be subject to Irish withholding tax if the shareholder has provided a valid W-9 form showing a U.S. address or a valid U.S. Taxpayer Identification Number to Ingersoll Rand’s transfer agent (BNY Mellon Shareowner Services).

Shares held by residents of “relevant territories” other than the U.S.

Dividends paid to shareholders who are residents of “relevant territories” other than the U.S. generally will not be subject to Irish withholding tax, but those shareholders will need to provide Irish tax forms in order to receive their dividends without any Irish withholding tax as summarized below.

Shareholders who are residents of “relevant territories” other than the U.S. who held shares on March 5, 2009 generally will receive dividends paid on or before February 28, 2010 without any Irish withholding tax. For shares held beneficially, dividends will be paid on or before February 28, 2010 without any Irish withholding tax if the address of the relevant shareholder in his or her broker’s records is in a relevant territory other than the U.S. For shares held directly, dividends will be paid on or before February 28, 2010 without any Irish withholding tax if the shareholder has provided a valid U.S. tax form showing an address in a “relevant territory” (other than the U.S.) to Ingersoll Rand’s transfer agent.

Shareholders who are residents of “relevant territories” other than the U.S. who acquire all of their shares after March 5, 2009 must complete the appropriate Irish dividend withholding tax form in order to receive their dividends without withholding tax. Such shareholders must provide the appropriate Irish forms to their brokers before the record date for the first dividend payment to which they are entitled (in the case of shares held beneficially), or to Ingersoll Rand’s transfer agent at least 7 business days before such record date (in the case of shares held directly.)

In addition, all shareholders who are residents of “relevant territories” other than the U.S. (regardless of when such shareholders acquired their shares) must complete the appropriate Irish dividend withholding tax form in order to receive their dividends paid after February 28, 2010 without withholding tax. Such shareholders must provide the appropriate Irish forms to their brokers before the record date for the first dividend paid after February 28, 2010 (in the case of shares held beneficially), or to Ingersoll Rand’s transfer agent at least 7 business days before such record date (in the case of shares held directly.)

Shares held by residents of countries that are not “relevant territories”

Ingersoll Rand shareholders who do not reside in “relevant territories” will be subject to Irish withholding tax (currently at the rate of 20%), but there are a number of other exemptions that could apply on a case by case basis. Such shareholders should seek their own advice as to whether and how they may claim such exemptions.

Important information for all shareholders about Irish withholding tax

Ingersoll Rand will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described above. Ingersoll Rand strongly recommends that shareholders who will need to complete Irish forms as described above do so and provide them to their brokers or Ingersoll Rand’s transfer agent, as the case may be, as soon as possible. Shareholders who do not need to complete Irish forms should ensure that their residence or required U.S. tax information has been properly recorded by their brokers or provided to Ingersoll Rand’s transfer agent, as the case may be, as described above. If any shareholder who is exempt from withholding receives a dividend subject to Irish dividend withholding tax, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Links to the various Irish Revenue forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. Please contact your broker or your tax advisor if you have any questions regarding Irish dividend withholding tax.

The company has entered into a qualifying intermediary agreement with The Bank of New York Mellon that provides for certain arrangements relating to cash distributions in respect of the publicly-traded shares of the company that are held through the Depository Trust Company.

The proxy statement for the shareholder meeting for the reorganization will describe in greater detail the tax implications on our shareholders.

11.	Q: Will there be Irish income tax on dividends on Ingersoll Rand shares?

A: For the majority of shareholders, there will not be any Irish income tax on dividends. Irish income tax (if any) generally arises for non-Irish residents only in respect of dividends paid after Ingersoll Rand’s establishment of tax residency in Ireland, which occurred after the first quarter dividend in March 2009.

Dividends paid on Ingersoll Rand shares owned by residents of “relevant territories” or by other shareholders that are otherwise exempt from Irish dividend withholding tax will generally not be subject to Irish income tax unless they have some connection to Ireland other than holding Ingersoll Rand shares. Residents of “relevant territories” and other shareholders that are otherwise exempt from Irish dividend withholding tax who receive dividends subject to Irish withholding tax should be able to make a reclaim of the withholding tax from the Irish Revenue unless they have some connection to Ireland other than holding Ingersoll Rand shares. Ingersoll Rand shareholders who receive their dividends subject to Irish dividend withholding tax will have no further liability to Irish income tax on the dividend unless they have some other connection with Ireland.

This answer does not address shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes and such shareholders should seek their own advice.

The proxy statement for the shareholder meeting for the reorganization will describe in greater detail the tax implications for our shareholders.

12.	Q: Will there be an Irish stamp duty on the transfer of Ingersoll Rand shares?

A: For the majority of transfers of Ingersoll Rand shares, there will not be any Irish stamp duty. Irish stamp duty (if any) becomes payable in respect of share transfers occurring after completion of the reorganization.

A transfer of Ingersoll-Rand plc shares from a seller who holds shares beneficially to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty. A transfer of Ingersoll-Rand plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher) payable by the buyer. A shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in beneficial ownership and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Ingersoll-Rand plc shares, Ingersoll Rand strongly recommends that all directly registered shareholders open broker accounts so they can transfer their shares into a broker account to he held through The Depository Trust Company as soon as possible, and in any event prior to completion of the reorganization. Ingersoll Rand also strongly recommends that any person who wishes to acquire Ingersoll-Rand plc shares after completion of the reorganization acquire such shares beneficially.

It is the current intention of Ingersoll Rand to pay stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases Ingersoll Rand may, in its absolute discretion, pay the stamp duty but may seek reimbursement from the buyer.

The proxy statement for the shareholder meeting for the reorganization will describe in greater detail the tax implications for our shareholders.

13.	Q: After the transaction, will shares of Ingersoll Rand plc be included in the S&P 500?

A: While S&P is an independent body over which we have no control, we believe it is likely that S&P would remove our shares as an index component as a result of the transaction. Our expectation is based on current S&P guidelines and the actions they have taken with other companies that have undergone similar changes in their jurisdiction of incorporation. Based on past S&P practices, we would not expect them to make a determination until after the shareholder vote on reincorporation later this year.

This Q&A includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009. Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com

Appendix A

Relevant Territories

Australia	Lithuania
Austria	Luxembourg
Belgium	Malaysia
Bulgaria	Malta
Canada	Mexico
Chile	Macedonia
China	Netherlands
Croatia	New Zealand
Cyprus	Norway
Czech Republic	Pakistan
Denmark	Poland
Estonia	Portugal
Finland	Romania
France	Russia
Georgia	Slovak Republic
Germany	Slovenia
Greece	South Africa
Hungary	Spain
Iceland	Sweden
India	Switzerland
Israel	Republic of Turkey
Italy	United Kingdom
Japan	United States of America
Korea	Vietnam
Latvia	Zambia